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                                                                    EXHIBIT 99.1
                                                                    ------------

                  [CITIZENS FIRST FINANCIAL CORP. LETTERHEAD]


Contacts:
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C. William Landefeld, President and CEO         John A. Rodak
Citizens First Financial Corp.                  Sandler O'Neill & Partners, L.P.
(309) 661-8700                                  (800) 635-6860

FOR IMMEDIATE RELEASE  October 31, 2000
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                        CITIZENS FIRST FINANCIAL CORP.
                      OFFERS TO BUY UP TO 391,000 SHARES
                              OF ITS COMMON STOCK


Bloomington, Illinois, -- Citizens First Financial Corp. (Nasdaq NMS: CFSB), announced today that its Board of Directors has authorized the purchase of up to 391,000 shares of its common stock, which represents 20 percent of its 1,955,014 outstanding shares. The repurchase will be made through a "Modified Dutch Auction Tender." Under this procedure, Citizens First Financial Corp. stockholders will be given the opportunity to sell part or all of their shares to the Corporation at a price of not less than $15.00 per share and not more than $17.00 per share. This price range represents a 7 to 21 percent premium to the October 27, 2000 closing price of $14.00 per share. Based-upon the minimum and maximum offering prices specified in the Offer, the aggregate purchase price, if 391,000 shares are purchased, would range from $5.9 million to $6.6 million. The Offer to Purchase Shares will expire at 5:00 p.m., New York City time on December 1, 2000, unless extended by Citizens First Financial Corp.

Under the procedures for a Modified Dutch Auction Tender, stockholders may offer to sell all or a portion of the shares they own at a price not more than the maximum price ($17.00) nor less than the minimum price ($15.00) specified in the Offer to Purchase. Upon the expiration of the Offer, Citizens First Financial Corp. will select the lowest purchase price that will allow it to buy 391,000 shares. All shares purchased in the Offer will receive the same price. If the number of shares tendered is equal to or less than 391,000 shares, the purchase price will be the highest price specified by tendering stockholders. If the number of shares tendered is greater than the number sought, Citizens First Financial Corp. will select the lowest price that will allow it to buy the number of shares it seeks. C. William Landefeld, Citizens First's President and Chief Executive Officer stated, "Citizens First has been actively analyzing alternatives for improving shareholder value. In September 2000, the Company began considering the dutch auction tender offer as a possible means of improving shareholder value. The Company, in connection with its financial and legal advisors, reviewed this alternative and concluded that the purchase of shares pursuant to the Tender Offer should have beneficial effects on stockholder value while maintaining a strong capital base to support the needs of the business. Based upon pro forma

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financial analysis, the purchase of shares should have the effect of increasing earnings per share and raising the return on stockholders' equity."

In addition to the Company's announcement concerning the dutch auction, the Company also announced that it had entered into an agreement with Mr. Lawrence
B. Seidman, pursuant to which Mr. Seidman has agreed to tender or otherwise dispose of all shares of the Company's stock owned by him and his affiliates. As part of Mr. Seidman's agreement with the Company, he also agreed to refrain from purchasing the stock of the Company, engaging in a proxy contest, and taking various other actions for a 5-year period. The Company has agreed to reimburse $50,000.00 to Mr. Seidman for expenses incurred by him in connection with the Company's 2000 Annual Meeting of Stockholders. Mr. Landefeld stated, "while the Company's dialog with Mr. Seidman over the past year or so has been constructive, both parties are grateful that a strategic alternative existed which would benefit all of the shareholders of Citizens First Financial Corp. alike."

Citizens First Financial Corp. is a savings and loan holding company based in Bloomington, Illinois and has approximately $328.9 million in total assets. Its subsidiary bank, Citizens Savings Bank, has five offices located in Bloomington
(3), Normal and Fairbury, Illinois.

Sandler O'Neill & Partners, L.P. will act as the Dealer/Manager and Information Agent for the Offer, and Registrar and Transfer Company will be the depositary for the shares tendered. Questions to or requests for assistance may be directed to Sandler O'Neill & Partners, L.P. toll-free at (800) 635-6860.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Citizens First Financial Corp. common stock. The Offer is made solely by the Offer to Purchase dated October 31, 2000 and the related Letter of Transmittal.

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